Exhibit 6.2.1

GUARANTY OF RECOURSE OBLIGATIONS

This GUARANTY OF RECOURSE OBLIGATIONS (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Guaranty”) dated as of June 29, 2018, is made by CHRIS LOEFFLER and JENNIFER SCHRADER, each an individual, having an address at 16704 North 78th Street, Scottsdale, AZ 852 (collectively, jointly and severally as “Guarantors”), in favor of CERCO CAPITAL INC, a Delaware corporation (“Payee”) at its office located at 251 Little Falls Drive, Wilmington, DE 19808 (the “Lender”).

WITNESSETH:

Pursuant to that certain Deed of Trust and Assignment of Rents and those UCC Financing Statements to be filed in the Office of the Secretary of State of the State of Delaware and in the office of the Clerk and Recorder of Pima County, Arizona, dated as of the date hereof (as the same may be amended, modified, supplemented or replaced from time to time, the “Security Instruments”) between TUCSON EAST HOLDING, LLC an Arizona limited liability company (“Borrower”) and Lender, and that certain Mortgage Note dated as of the date hereof (as the same may be amended, modified, supplemented or replaced from time to time, the “Note”) executed by Borrower in favor of Lender, Lender has agreed to make a loan to Borrower in the original principal amount of Fourteen Million and 00/100 Dollars ($14,000,000.00) (the “Loan”) subject to the terms and conditions of the Security Instruments;

As a condition to Lender’s making the Loan, Lender is requiring that Guarantors execute and deliver to Lender this Guaranty; and

Guarantors hereby acknowledge that Guarantors will materially benefit from Lender’s agreement to make the Loan.

NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrower and to extend such additional credit as Lender may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Article 1
NATURE AND SCOPE OF GUARANTY

Section 1.1           Guaranty of Obligations. Guarantors hereby irrevocably and unconditionally guarantee to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise, subject to and in accordance with the limitations set forth in this Guaranty. Guarantors hereby irrevocably and unconditionally covenant and agree that it is liable for the Guaranteed Obligations as a primary obligor.

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Section 1.2           Definition of Guaranteed Obligations.

(a)          Guarantors hereby assume liability as a primary obligor for, hereby unconditionally guarantee payment to Lender of, hereby agree to pay, protect, defend and save Lender harmless from and against, and hereby indemnify Lender from and against, any and all actual liabilities, obligations, losses, damages (excluding punitive or exemplary damages or diminution in value of the Property), costs and expenses (including, without limitation, reasonable attorneys’ fees and costs), causes of action, suits, claims, demands and judgments, of any nature or description whatsoever, which may at any time be imposed upon, incurred by or awarded against Lender as a result of any of the following:

(i)          Any affirmative acts by Borrower or Guarantors resulting in the violation of any environmental laws;

(ii)         material physical waste resulting from Borrower or Guarantors’ gross negligence or willful misconduct except to the extent that: (a) the Property failed to generate sufficient cash flow after debt service, or Lender did not make such cash flow available to Borrower to remedy or avoid such waste; or (b) following a casualty or condemnation event, the insurance proceeds or condemnation awards are not sufficient or are not made available to Borrower to remedy or avoid such waste or, after the occurrence and during the continuance of an Event of Default, the removal or disposal of any portion of the Property by Borrower or Guarantors in violation of the terms and conditions set forth in the Loan Documents;

(iii)         the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any security deposits, advance deposits or any other deposits collected with respect to the Property (including the failure to deliver any such deposits to Lender upon a foreclosure of the Property or an action in lieu thereof, except to the extent any such deposits were applied in accordance with the terms and conditions of the applicable lease (any lease affecting the Property being defined herein as a “Lease”) prior to the occurrence of the Event of Default giving rise to such foreclosure or action in lieu thereof));

(iv)         [Intentionally Omitted];

(v)          the commission of a criminal act relating to the Property by Borrower, any Guarantor or, to the extent pursuant to the affirmative direction of Borrower and/or Guarantors, any of their respective agents;

(vi)         the amendment, modification, termination, or cancellation or acceptance of a surrender of any commercial lease in effect as of the date of this Guaranty (other than: (a) unilateral terminations or cancellation by the tenant thereunder in accordance with the express terms thereof as of the date hereof; and (b) amendments or modifications that: (1) do not diminish any material benefit accruing to the Borrower as landlord under the leases and do not reduce either the term, the rental or the size of the premises; (2) are made in the ordinary course of business; or (3) are made in conformance with commercially reasonable, prudent and sound business practice), or the waiver of any material terms or provisions of any lease, in each case without Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

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(vii)        Borrower enters into any without the consent of Lender or, after having entered into same with Lender’s consent any amendment, modification, termination, cancellation or acceptance of a surrender of any Lease, or the waiver of any of the terms or provisions of any Lease, in each case without Lender’s prior written consent other than: (a) unilateral terminations or cancellation by the tenant thereunder in accordance with the express terms thereof as of the date hereof; and (b) amendments or modifications that: (1) do not diminish any material benefit accruing to the Borrower as landlord under the leases and do not reduce either the term, the rental or the size of the premises; (2) are made in the ordinary course of business; or (3) are made in conformance with commercially reasonable, prudent and sound business practice;

(viii)       Borrower incurs new indebtedness without the prior written consent offender, except as and to the extent permitted by the Security Instruments; or

(ix)         in connection with the Loan or the Property (including, without limitation, any Lease), any Guarantor, any Affiliate of Guarantor or any of their respective agents or representatives, engages in any action constituting fraud, willful and material misrepresentation, gross negligence or willful misconduct.

(b)           In addition to, and without limiting the generality of, the foregoing clause (a), and notwithstanding anything to the contrary set forth in this Guaranty or in any of the other Loan Documents, Guarantors hereby acknowledge and agree that the Obligations shall be fully recourse to Guarantors in the event that:

(i)           Borrower files a voluntary petition under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law;

(ii)          an Affiliate, officer, director or representative, but only to the extent any of the foregoing controls, directly or indirectly, Borrower or Guarantor, files, or joins in the filing of, an involuntary petition against any Borrower under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower from any Person;

(iii)         Borrower or any Guarantor files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against Borrower, by any other Person under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;

(iv)         any Affiliate, officer, director or representative, but only to the extent any of the foregoing controls any Borrower, consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property (other than any action brought by Lender);

(v)          Borrower makes an assignment for the benefit of creditors; or

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(vi)        Borrower, any Guarantor (or any Person comprising any Borrower or any Guarantor), or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Security Instruments, this Guaranty or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, which is frivolous and brought in bad faith as finally determined by a court of competent jurisdiction. For avoidance of doubt, nothing contained herein is intended to prevent any of the parties identified in this section above from raising, in good faith, any defense to Lender’s exercise of its rights under the documents evidencing and securing the Loan and the Note (the “Loan Documents”) provided that in no event shall any of such parties seek to challenge the validity of the lien of any of the Security Instruments, the enforceability under applicable law of the Loan Documents taken as a whole or any action in violation of the provisions of the Borrower’s Certificate of Formation and Operating Agreement with respect to the preservation of its status as a single purpose entity and provisions forbidding its filing for or consenting or acquiescing to relief under federal or state bankruptcy or insolvency laws..

As used in this Section 1.2. the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)          The obligations of Guarantors set forth in clauses (a) and (b) of this Section 1.2. as and to the extent set forth in said clauses (a) and (b) of this Section 1.2. are hereinafter collectively referred to as the “Guaranteed Obligations”.

(d)          Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Guaranteed Obligations or to require that all collateral shall continue to secure all of the Guaranteed Obligations owing to Lender in accordance with the Loan Documents.

Section 1.3           Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantors and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantors and after (if Guarantor is a natural person) any Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced, pursuant to the Loan Documents, shall not release or discharge the obligation of Guarantors to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment, sale, pledge, transfer, participation or negotiation of all or part of the Note.

Section 1.4           Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

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Section 1.5            Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, within five (5) business days following demand by Lender and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by Guarantors, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.6            No Duty To Pursue Others. It shall not be necessary for Lender (and Guarantors hereby waive any rights which Guarantors may have to require Lender), in order to enforce the obligations of Guarantors hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

Section 1.7            Waivers. To the extent permitted pursuant to applicable law. Guarantors agree to the provisions of the Loan Documents and hereby waive notice of (i) any advances made by Lender to Borrower under the Loan Documents, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Security Instruments, or any other Loan Document, (iv) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents or in connection with the Property, (v) the occurrence of (A) any breach by Borrower of any of the terms or conditions of the Security Instruments or any of the other Loan Documents, or (B) an Event of Default, (vi) Lender’s transfer, sale, assignment, pledge, participation or disposition of the Guaranteed Obligations, or any part thereof, (vii) the sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed.

Section 1.8            Payment of Expenses. In the event that Guarantors should breach or fail to timely perform any provisions of this Guaranty, Guarantors shall, immediately upon demand by Lender, pay Lender all actual and reasonable costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder, together with interest thereon at the Default Rate from the date requested by Lender until the date of payment to Lender. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

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Section 1.9            Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantors by Lender shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance.

Section 1.10         Waiver of Subrogation. Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, until such time as the Loan has been paid in full and satisfied, Guarantors hereby unconditionally and irrevocably waive, release and abrogate any and all rights they may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantors to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantors under or in connection with this Guaranty or otherwise.

Section 1.11         Borrower. The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Borrower or any interest in any of the Borrower, as permitted under the Security Instruments.

Section 1.12         Payment of the Loan. Subject to any obligations that survive under this Guaranty or the Loan Documents, including, without limitation Section 6.14 hereunder, this Guaranty shall terminate upon payment of the Loan.

Article 2
EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING GUARANTORS’ OBLIGATIONS

Guarantors hereby consent and agree to each of the following and agrees that Guarantors’ obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantors might otherwise have as a result of or in connection with any of the following:

Section 2.1            Modifications/Sales. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Security Instruments, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations, or any sale, assignment or foreclosure of the Note, the Security Instruments, or any other Loan Documents or any sale or transfer of the Property, or any failure of Lender to notify Guarantors of any such action.

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Section 2.2            Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or any Guarantor.

Section 2.3            Condition of Borrower or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Borrower, any Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Borrower or any Guarantor or any sale, lease or transfer of any or all of the assets of any Borrower or any Guarantor or any changes in the shareholders, partners or members, as applicable, of any Borrower or any Guarantor; or any reorganization of Borrower or Guarantor.

Section 2.4            Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including without limitation the fact that (i) the Guaranteed Obligations or any part thereof exceeds the amount permitted by Legal Requirements, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Security Instruments, or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws, (v) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (vi) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Security Instruments, or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantors shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

Section 2.5           Release of Obligors. Any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantors that Guarantors may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantors have not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations, or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.

Section 2.6           Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

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Section 2.7          Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

Section 2.8           Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

Section 2.9           Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantors that Guarantors are not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

Section 2.10         Representation. The accuracy or inaccuracy of the representations and warranties made by Guarantors herein or by Borrower in any of the Loan Documents.

Section 2.11          Offset. The Note, the Guaranteed Obligations and the liabilities and obligations of the Guarantors to Lender hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense of Borrower against Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.12          Merger. The reorganization, merger or consolidation of any Borrower or any Guarantor into or with any other Person.

Section 2.13         Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.

Section 2.14         Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantors or increases the likelihood that Guarantors will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantors that Guarantors shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

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Article 3
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into the Loan Documents and to extend credit to Borrower, Guarantors jointly and severally represent and warrant to Lender as follows:

Section 3.1            Benefit. Guarantors are the owners of an indirect interest in Borrower, and have received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

Section 3.2            Familiarity and Reliance. Guarantors are familiar with, and have independently reviewed books and records regarding, the financial condition of the Borrower and are familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however. Guarantors are not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

Section 3.3            No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

Section 3.4           Legality. The execution, delivery and performance by Guarantors of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantors are subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, or any contract, agreement or other instrument to which Guarantors are a party or which may be applicable to Guarantors. This Guaranty is a legal and binding obligation of Guarantors and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

Section 3.5            Survival. All representations and warranties made by Guarantors herein shall survive the execution hereof.

Article 4
SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1           Subordination of All Guarantors’ Claims. As used herein, the term “Guarantors’ Claims” shall mean all debts and liabilities of Borrower to Guarantors, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantors. The Guarantors’ Claims shall include, without limitation, all rights and claims of Guarantors against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantors’ payment of all or a portion of the Guaranteed Obligations. So long as any portion of the Obligations or the Guaranteed Obligations remain outstanding, Guarantors shall not receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.

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Section 4.2            Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceeding involving Guarantors as debtors, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantors’ Claims. Guarantors hereby assign such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantors and which, as between Borrower and Guarantors, shall constitute a credit against the Guarantors’ Claims, then, upon payment to Lender in full of the Guaranteed Obligations, Guarantors shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantors’ Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantors’ Claims.

Section 4.3            Payments Held in Trust. Notwithstanding anything to the contrary in this Guaranty, in the event that Guarantors should receive any funds, payments, claims or distributions which are prohibited by this Guaranty, Guarantors agree to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay them promptly to Lender, and Guarantors covenant promptly to pay the same to Lender.

Section 4.4            Liens Subordinate. Guarantors agree that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantors’ Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantors or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, Guarantors shall not (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower held by Guarantors. The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against Borrower or Guarantors transferring any of their assets to any Person other than Lender.

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Article 5
COVENANTS

Section 5.1           Covenants. Until all of the Obligations and the Guaranteed Obligations have been paid in full, Guarantors shall not sell, pledge, mortgage, encumber or otherwise transfer any material portion of its assets or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction.

Section 5.2           Prohibited Transactions. Guarantors shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, enter into or effectuate any transaction with any Affiliate which would materially reduce the Net Worth of Guarantors, including sell, pledge, mortgage or otherwise transfer to any Person any of Guarantors’ material assets, or any interest therein. For purposes of this section, “Net Worth” shall mean, as of a give date, (X) the total assets of Guarantors as of such date less (y) Guarantors’ total liabilities as of such date.

Article 6
MISCELLANEOUS

Section 6.1           Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 6.2           Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other addresses as such party may hereafter specify in accordance with the provisions of this Section 6.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Cerco Capital Inc.
251 Little Falls Drive
Wilmington, Delaware

With a copy to:	Fox Rothschild LLP
997 Lenox Drive, Building 3
Lawrenceville, New Jersey 08648
Attention: Matthew H. Lubart, Esq.

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If to Guarantors:	Chris Loeffler
Jennifer Schrader
16704 North 78th Street
Scottsdale, Arizona 85260

With a copy to:	Roxanne Veliz, Esq.
Snell & Wilmer L.L.P.
One South Church Street, Ste. 1500
Tucson, Arizona 85701

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 6.2. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel.

Section 6.3            Governing Law; Submission to Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPALS AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNITORS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR GUARANTORS ARISING OUT OF OR RELATING TO THIS GUARANTY MAY, AT LENDER’S OPTION, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF ARIZONA AND GUARANTORS WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING, GUARANTORS DOES HEREBY DESIGNATE AND APPOINT CALIBERCOS INC. AS AGENT FOR SERVICE OF PROCESS AT: 16704 N. 78™ STREET, SCOTTSDALE, AZ 85260

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AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THEIR BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT, AND AGREE THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO IN ANY SUCH SUIT, ACTION OR PROCEEDING. GUARANTORS (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN ARIZONA (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN ARIZONA OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTIONS.

Section 6.4            Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 6.5           Amendments. This Guaranty may be amended only by an instrument in writing executed by the party against whom such amendment is sought to be enforced.

Section 6.6           Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Lender may sell, assign, pledge, participate, transfer or delegate, as applicable to one or more Persons all or a portion of its rights and obligations under this Guaranty in connection with any assignment, sale, pledge, participation or transfer of the Loan and the Loan Documents. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty. Guarantors shall not have the right to delegate, assign or transfer its rights or obligations under this Assignment without the prior written consent of Lender, and any attempted assignment, delegation or transfer without such consent shall be null and void. If Guarantors consist of more than one Person or party, the obligations of each such Person or party shall be joint and several.

Section 6.7           Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

Section 6.8           Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 6.9           Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

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Section 6.10          Rights and Remedies. If Guarantors become liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantors. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 6.11          Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTORS AND LENDER WITH RESPECT TO GUARANTORS’ GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTORS AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTORS AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTORS AND LENDER.

Section 6.12          Waiver of Right To Trial By Jury. GUARANTORS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE SECURITY INSTRUMENTS OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTORS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR.

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Section 6.13           Cooperation. Guarantors acknowledge that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Guarantors shall reasonably cooperate with Lender in effecting any such Secondary Market Transaction; provided that such persons are bound by written confidentiality agreements protecting Guarantors’ financial information. Guarantors shall provide such information and documents relating to Guarantors, Borrower, the Property and any tenants of the Property as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, Guarantors shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction provided that such parties sign a commercially reasonable confidentiality and non-disclosure agreement. Lender and all of the aforesaid third- party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of. Guarantors in the form as provided by Guarantors. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

Section 6.14           Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 6.15          Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or interest therein (but only so long as Lender has a mortgage interest in such portion of the Property”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Security Instruments, as amended, restated or otherwise modified”, (f) the word “Property” shall include any portion of the Property and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Property, the Leases and/or the Rents and/or in enforcing its rights hereunder.

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IN WITNESS WHEREOF, Guarantors have executed this Guaranty of Recourse Obligations as of the day and year first above written.

GUARANTORS:

/s/ Chris Loeffler
CHRIS LOEFFLER, Individually

/s/ Jennifer Schrader
JENNIFER SCHRADER, Individually

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